Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 2, as to which the date is September 18, 2009  relating to the consolidated balance sheet of Kinder Morgan G.P., Inc. at December 31, 2008, which appears in the Current Report on Form 8-K/A of Kinder Morgan Energy Partners, L.P. dated September 18, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
January 19, 2010